                                                                    EXHIBIT 12.3

                            PACCAR AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                                                Six Months Ended
                                                                   June 30
                                                           2000                1999
                                                         -----------------------------
FIXED CHARGES
  Interest expense -
    PACCAR and subsidiaries (1)                           $   116,892        $  87,004
  Portion of rentals deemed interest                            9,930            8,874
                                                          ----------------------------

TOTAL FIXED CHARGES                                       $   126,822        $  95,878
                                                          ============================
EARNINGS

  Income before taxes -
    PACCAR and subsidiaries                               $   447,028        $ 406,577
  Fixed charges                                               126,822           95,878
                                                          ----------------------------

EARNINGS AS DEFINED                                       $   573,850        $ 502,455
                                                          ============================

RATIO OF EARNINGS TO FIXED CHARGES                               4.52x           5.24x

(1) Exclusive of interest, if any, paid to PACCAR.


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